Exhibit 5.1

CHARLES H. FRIEDRICH, Counsel

cfriedrich@scarincihollenbeck.com

Direct Phone: 201-806-3403 Direct Fax: 201-806-3458

November 23, 2011

National Fuel Gas Company

6363 Main Street

Williamsville, New York 14221

Ladies and Gentlemen:

This opinion relates to the Registration Statement (“Registration Statement”) on Form S-3 to be filed on or about the date hereof with the Securities and Exchange Commission (“SEC”) by National Fuel Gas Company (“Company”) under the Securities Act of 1933, as amended (“1933 Act”), and, more particularly, to the 1,002,724 shares of Company common stock, $1.00 par value (“Stock”), together with the common stock purchase rights appurtenant thereto (“Rights” and, together with the Stock, the “Shares”), that the Company intends to register thereunder for offer, issuance and delivery in connection with its Direct Stock Purchase and Dividend Reinvestment Plan (“Plan”).

In connection with this opinion, we have examined (a) the original Certificate of Incorporation of the Company, filed on December 8, 1902, and all amendments thereto and restatements thereof through the date hereof, (b) the New Jersey statute under which the Company was organized (N.J. Laws 1896, ch. 185), and all amendments thereto, restatements thereof and successor statutes thereto through the date hereof, (c) the opinions heretofore issued by the law firm of Stryker, Tams & Dill LLP (the “Stryker Firm”), dated March 28, 2005 and November 28, 2008 (the “Stryker Opinions”), in connection with the registration of Company Stock for offer, issuance and delivery under the Plan (Registration Nos. 333-123654 and 333-155760), (d) the Registration Statement, and (e) originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, instruments and other documents, such Company filings under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and such questions of law, as we have deemed necessary or appropriate for purposes of this opinion.

As to questions of fact material to this opinion, we have relied upon, and have assumed the accuracy, completeness and authenticity of, the following:

National Fuel Gas Company

November 23, 2011

a. Certificates of public officials, including the Certificate of Good Standing of the Company, issued by the Treasurer of the State of New Jersey on November 16, 2011;

b. Certificates of Company officers, including the Certification of the Assistant Secretary of the Company, dated the date hereof; and

c. The factual disclosures in the 1934 Act filings of the Company regarding stock issuances by the Company and Company employee stock and benefit plans.

We have not made or undertaken any independent investigation to establish or verify the accuracy or completeness of any factual matters recited or disclosed in the foregoing materials. Nothing, however, has come to our attention which would lead us to believe that the factual recitals and disclosures upon which we are relying are not true, accurate and complete in all material respects.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1. Your Company is a corporation duly incorporated and validly existing under the laws of the State of New Jersey.

2. Stock to be acquired by Plan participants that is purchased by the Plan Administrator (as defined in the Registration Statement) in the open market will have been validly issued, fully paid and non-assessable, and the Rights appurtenant thereto will have been validly issued.

3. All requisite action necessary to make any authorized but unissued Stock that is issued by the Company in connection with the Plan, validly issued, fully paid and non-assessable will have been taken, provided that:

A. The original issue Stock shall have been issued and delivered for the consideration contemplated in accordance with the terms and conditions of the Plan and as contemplated by the Registration Statement; and

B. If the original issue Stock is certificated, the certificates therefor shall have been duly executed, countersigned, registered and delivered.

4. The Rights, when issued as contemplated by the Registration Statement and in accordance with the terms and conditions of the Amended and Restated Rights Agreement, dated as of December 4, 2008 (as amended and restated, the “Rights Agreement”), between the Company and The Bank of New York Mellon, as Rights Agent, will be validly issued.

In rendering the opinion expressed in paragraph 2 regarding the legal status of the issued and outstanding Stock, we have, with your permission and the permission of the Stryker Firm, relied on the Stryker Opinions to the extent that those Opinions opined on, and we, therefore, have assumed, the validly issued, fully paid and non-assessable status of the Company Shares issued and outstanding as of the respective dates of those opinions.

SCARINCI HOLLENBECK

National Fuel Gas Company

November 23, 2011

The opinion set forth in paragraph 4 is limited to the valid issuance of the Rights under the corporation laws of the State of New Jersey. In this connection, we have not been asked to express and, accordingly, do not express, any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights, or the enforceability of any particular provisions of the Rights Agreement.

We are members of the New Jersey Bar and do not hold ourselves out as experts on the laws of any other jurisdiction, and, therefore, do not express any opinion herein concerning any laws other than the laws of the State of New Jersey.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving this consent, we do not thereby admit that we belong to the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ SCARINCI HOLLENBECK, LLC

SCARINCI HOLLENBECK, LLC

SCARINCI HOLLENBECK